Exhibit 99.1

News
For Immediate Release

4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN ANNOUNCES RECORD FIRST QUARTER EARNINGS
AND CONFIRMS FULL YEAR EARNINGS OUTLOOK

Highlights

•	Record net income per share of $0.42
•	Record adjusted net income per share of $0.46
•	Announced the shutdown of a metal closures manufacturing facility in Spain
•	Increased quarterly cash dividend by 10 percent to $0.11 per share

STAMFORD, CT, April 24, 2019 -- Silgan Holdings Inc. (Nasdaq:SLGN), a leading supplier of rigid packaging for consumer goods products, today reported first quarter 2019 net income of $46.7 million, or $0.42 per diluted share, as compared to first quarter 2018 net income of $45.7 million, or $0.41 per diluted share.

“We are pleased with our first quarter 2019 results, as we reported record adjusted net income per diluted share of $0.46, an increase of approximately 10 percent over the record first quarter last year,” said Tony Allott, Chairman and CEO.  “Our metal container business performed better than expected primarily due to better than anticipated volumes.  Our plastic container business continued its sequential improvement through volume growth and good operating performance.  Our closures business experienced a slower start to the year due in part to the timing of certain customer purchases, particularly for metal closures in Europe and the U.S. as customers likely timed purchases around steel cost inflation.  As expected,

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SILGAN HOLDINGS
April 24, 2019

each of our businesses was unfavorably impacted in the quarter by the non-cash reduction in pension income that we will experience throughout the year. In addition, we announced the shutdown of a metal closures manufacturing facility in Spain to further optimize our European footprint,” continued Mr. Allott.  “Overall, we feel very good about our start to the year and are confirming our full year 2019 earnings estimate of adjusted net income per diluted share in the range of $2.10 to $2.20, which includes the unfavorable non-cash pension headwind of approximately $0.13 per diluted share,” concluded Mr. Allott.

Adjusted net income per diluted share was $0.46 for the first quarter of 2019, after an adjustment increasing net income per diluted share by $0.04.  Adjusted net income per diluted share was $0.42 for the first quarter of 2018, after an adjustment increasing net income per diluted share by $0.01. A reconciliation of net income per diluted share to “adjusted net income per diluted share,” a Non-GAAP financial measure used by the Company that adjusts net income per diluted share for certain items, can be found in Tables A and B at the back of this press release.

Net sales for the first quarter of 2019 were $1.03 billion, an increase of $14.8 million, or 1.5 percent, as compared to $1.01 billion in 2018.  This increase was the result of higher net sales in the metal and plastic container businesses, partially offset by a decrease in net sales in the closures business.

Income before interest and income taxes for the first quarter of 2019 was $86.7 million, a decrease of $5.5 million, or 6.0 percent, as compared to $92.2 million for the first quarter of 2018, and margins decreased to 8.4 percent from 9.1 percent for the same periods.  The decrease in income before interest and income taxes was the result of lower segment income in the closures business primarily as a result of rationalization charges related to the announced shutdown of a metal closures manufacturing facility in Spain, partially offset by higher segment income in the metal and plastic container businesses.  In addition, each of the businesses was unfavorably impacted by the non-cash reduction in pension income in the current year quarter.  Rationalization charges were $6.1 million and $0.7 million in the first quarters of 2019 and 2018, respectively.

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SILGAN HOLDINGS
April 24, 2019

Interest and other debt expense for the first quarter of 2019 was $27.1 million, a decrease of $3.4 million as compared to the first quarter of 2018.  This decrease was primarily due to lower average outstanding borrowings as a result of the repayment of debt at the end of 2018.

The effective tax rates were 21.6 percent and 25.9 percent for the first quarters of 2019 and 2018, respectively.  The effective tax rate in the first quarter of 2019 was favorably impacted by the timing of certain tax deductions recognized in the quarter and changes in certain state tax rates.  The effective tax rate in the first quarter of 2018 was unfavorably impacted by higher income in less favorable tax jurisdictions.

Metal Containers

Net sales of the metal container business were $507.0 million for the first quarter of 2019, an increase of $21.0 million, or 4.3 percent, as compared to $486.0 million in the first quarter of 2018.  This increase was primarily the result of the pass through of higher raw material and other manufacturing costs, partially offset by lower unit volumes of approximately four percent and the impact of unfavorable foreign currency translation.  Unit volumes declined primarily as a result of lower volumes with customers who bought ahead of 2019 steel inflation in the fourth quarter of 2018 and the prior year loss of a smaller customer, partially offset by continued growth in volumes for pet food.

Segment income of the metal container business in the first quarter of 2019 increased $1.8  million to $38.9 million as compared to $37.1 million in the first quarter of 2018, and segment income margin increased to 7.7 percent from 7.6 percent over the same periods.  The increase in segment income was primarily attributable to a larger seasonal inventory build in the current year quarter as compared to the first quarter of 2018 and improved manufacturing efficiencies, partially offset by the decline in unit volumes and lower pension income.  Segment income margin increased despite the negative impact on margin of higher sales as a result of the contractual pass through of significantly higher raw material costs.

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SILGAN HOLDINGS
April 24, 2019

Closures

Net sales of the closures business were $356.2 million in the first quarter of 2019, a decrease of $14.1 million, or 3.8 percent, as compared to $370.3 million in the first quarter of 2018.  This decrease was primarily the result of the impact of unfavorable foreign currency translation and lower unit volumes of approximately two percent, partially offset by the pass through of higher raw material costs and a favorable mix of products sold.  Unit volume declines were primarily due to the timing of certain customer purchases, particularly for metal closures in Europe and the U.S. as customers likely timed purchases around steel cost inflation.

Segment income of the closures business for the first quarter of 2019 decreased $8.0 million to $40.2 million as compared to $48.2 million in the first quarter of 2018 primarily due to rationalization charges of $5.7 million principally related to the announced shutdown of a metal closures manufacturing facility in Spain.  The decrease in segment income was also attributable to lower unit volumes, the impact of unfavorable foreign currency translation and lower pension income and was partially offset by the favorable impact from the lagged pass through to customers of lower raw material costs and a favorable mix of products sold.   Segment income margin decreased to 11.3 percent for the first quarter of 2019 from 13.0 percent in the first quarter of 2018.

Plastic Containers

Net sales of the plastic container business were $163.9 million in the first quarter of 2019, an increase of $7.9 million, or 5.1 percent, as compared to $156.0 million in the first quarter of 2018.  This increase was principally due to the pass through of higher raw material costs and higher volumes of approximately two percent, partially offset by the impact of unfavorable foreign currency translation.

Segment income of the plastic container business for the first quarter of 2019 was $12.1 million, an increase of $1.0 million as compared to $11.1 million in the first quarter of 2018, and segment income margin increased to 7.4 percent from 7.1 percent over the same periods.

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SILGAN HOLDINGS
April 24, 2019

The increase in segment income was primarily attributable to higher volumes and lower manufacturing costs, partially offset by lower pension income.

Outlook for 2019

The Company confirmed its estimate of adjusted net income per diluted share for the full year of 2019 in the range of $2.10 to $2.20, which includes an unfavorable non-cash pension impact of approximately $0.13 per diluted share resulting from significant market declines in investment values at the end of 2018 that negatively impacted the assets held in the Company’s pension plans.  This estimate compares to adjusted net income per diluted share for the full year of 2018 of $2.08.  Adjusted net income per diluted share excludes rationalization charges and loss on early extinguishment of debt.

The Company is providing an estimate of adjusted net income per diluted share for the second quarter of 2019 in the range of $0.51 to $0.56, which includes an unfavorable non-cash pension impact of approximately $0.03 per diluted share. This estimate compares to adjusted net income per diluted share of $0.52 in the second quarter of 2018.  Adjusted net income per diluted share excludes rationalization charges and loss on early extinguishment of debt.

Conference Call

Silgan Holdings Inc. will hold a conference call to discuss the Company’s results for the first quarter of 2019 at 11:00 a.m. eastern time on April 24, 2019. The toll free number for those in the U.S. and Canada is (800) 289-0571, and the number for international callers is (323) 794-2093.  For those unable to listen to the live call, a taped rebroadcast will be available through May 8, 2019.  To access the rebroadcast, U.S. and Canadian callers should dial (888) 203-1112, and international callers should dial (719) 457-0820.  The pass code for the rebroadcast is 1123280.

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SILGAN HOLDINGS
April 24, 2019

Silgan is a leading supplier of rigid packaging for consumer goods products with annual net sales of approximately $4.4 billion in 2018.  Silgan operates 100 manufacturing facilities in North and South America, Europe and Asia.  The Company is a leading supplier of metal containers in North America and Europe for food and general line products. The Company is also a leading worldwide supplier of metal and plastic closures and dispensing systems for food, beverage, health care, garden, personal care, home and beauty products.  In addition, the Company is a leading supplier of plastic containers for shelf-stable food and personal care products in North America.

Statements included in this press release which are not historical facts are forward looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and the Securities Exchange Act of 1934, as amended.  Such forward looking statements are made based upon management’s expectations and beliefs concerning future events impacting the Company and therefore involve a number of uncertainties and risks, including, but not limited to, those described in the Company’s Annual Report on Form 10-K for 2018 and other filings with the Securities and Exchange Commission.  Therefore, the actual results of operations or financial condition of the Company could differ materially from those expressed or implied in such forward looking statements.

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SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions, except per share amounts)

	2019	2018

Net sales	$1,027.1	$1,012.3

Cost of goods sold	861.1	852.3

Gross profit	166.0	160.0

Selling, general and administrative expenses	77.7	76.7

Rationalization charges	6.1	0.7

Other pension and postretirement income	(4.5)	(9.6)

Income before interest and income taxes	86.7	92.2

Interest and other debt expense	27.1	30.5

Income before income taxes	59.6	61.7

Provision for income taxes	12.9	16.0

Net income	$46.7	$45.7

Earnings per share:
Basic net income per share	$0.42	$0.41
Diluted net income per share	$0.42	$0.41

Cash dividends per common share	$0.11	$0.10

Weighted average shares (000’s):
Basic	110,709	110,492
Diluted	111,592	111,558

SILGAN HOLDINGS INC.
CONSOLIDATED SUPPLEMENTAL FINANCIAL DATA (UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2019	2018
Net sales:
Metal containers	$507.0	$486.0
Closures	356.2	370.3
Plastic containers	163.9	156.0
Consolidated	$1,027.1	$1,012.3

Segment income:
Metal containers (a)	$38.9	$37.1
Closures (b)	40.2	48.2
Plastic containers (c)	12.1	11.1
Corporate	(4.5)	(4.2)
Consolidated	$86.7	$92.2

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in millions)

	March 31,	March 31,	Dec. 31,
	2019	2018	2018
Assets:
Cash and cash equivalents	$141.4	$174.5	$72.8
Trade accounts receivable, net	596.6	578.6	511.3
Inventories	686.2	743.3	634.8
Other current assets	70.6	72.1	71.2
Property, plant and equipment, net	1,511.7	1,502.9	1,517.5
Other assets, net	1,915.8	1,881.1	1,771.7
Total assets	$4,922.3	$4,952.5	$4,579.3

Liabilities and stockholders’ equity:
Current liabilities, excluding debt	$720.6	$700.6	$908.9
Current and long-term debt	2,691.6	2,933.4	2,304.6
Other liabilities	609.9	493.7	484.5
Stockholders’ equity	900.2	824.8	881.3
Total liabilities and stockholders’ equity	$4,922.3	$4,952.5	$4,579.3

(a) (b) (c)
  Includes rationalization charges of $0.2 million and $0.5 million in 2019 and 2018, respectively.
  Includes rationalization charges of $5.7 million in 2019.
  Includes rationalization charges of $0.2 million in each 2019 and 2018.

SILGAN HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED)
For the quarter ended March 31,
(Dollars in millions)

	2019	2018

Cash flows provided by (used in) operating activities:
Net income	$46.7	$45.7
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Depreciation and amortization	51.2	48.9
Rationalization charges	6.1	0.7
Other changes that provided (used) cash:
Trade accounts receivable, net	(88.6)	(49.6)
Inventories	(53.8)	(74.5)
Trade accounts payable and other changes, net	(117.4)	(61.4)
Net cash used in operating activities	(155.8)	(90.2)

Cash flows provided by (used in) investing activities:
Capital expenditures	(61.7)	(49.2)
Other investing activities	-	0.8
Net cash used in investing activities	(61.7)	(48.4)

Cash flows provided by (used in) financing activities:
Dividends paid on common stock	(14.2)	(11.3)
Changes in outstanding checks – principally vendors	(83.7)	(87.8)
Net borrowings and other financing activities	385.1	357.4
Net cash provided by financing activities	287.2	258.3

Effect of exchange rate changes on cash and cash equivalents	(1.1)	1.3

Cash and cash equivalents:
Net increase	68.6	121.0
Balance at beginning of year	72.8	53.5
Balance at end of period	$141.4	$174.5

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
 (UNAUDITED)
For the quarter ended March 31,

Table A

	2019	2018

Net income per diluted share as reported	$0.42	$0.41

Adjustments:
Rationalization charges	0.04	0.01
Adjusted net income per diluted share	$0.46	$0.42

SILGAN HOLDINGS INC.
RECONCILIATION OF ADJUSTED NET INCOME PER DILUTED SHARE (1)
(UNAUDITED)
For the quarter and year ended,

Table B

	Second Quarter			Year Ended
	June 30,			December 31,
	Estimated		Actual	Estimated		Actual
	Low	High		Low	High
	2019	2019	2018	2019	2019	2018
Net income per diluted share as estimated
for 2019 and as reported for 2018	$0.50	$0.55	$0.50	$2.04	$2.14	$2.01

Adjustments:
Rationalization charges	0.01	0.01	-	0.06	0.06	0.05
Loss on early extinguishment of debt	-	-	0.02	-	-	0.02
Adjusted net income per diluted share as
estimated for 2019 and presented for 2018	$0.51	$0.56	$0.52	$2.10	$2.20	$2.08

(1)
The Company has presented adjusted net income per diluted share for the periods covered by this press release, which measure is a Non-GAAP financial measure.  The Company’s management believes it is useful to exclude rationalization charges and the loss on early extinguishment of debt from its net income per diluted share as calculated under U.S. generally accepted accounting principles because such Non-GAAP financial measure allows for a more appropriate evaluation of its operating results.  While rationalization costs are incurred on a regular basis, management views these costs more as an investment to generate savings rather than period costs. The loss on early extinguishment of debt consists of third party fees and expenses incurred or debt costs written off that are viewed by management as part of the cost of prepayment of debt and not indicative of the on-going cost structure of the Company.  Such Non-GAAP financial measure is not in accordance with U.S. generally accepted accounting principles and should not be considered in isolation but should be read in conjunction with the unaudited condensed consolidated statements of income and the other information presented herein.  Additionally, such Non-GAAP financial measure should not be considered a substitute for net income per diluted share as calculated under U.S. generally accepted accounting principles and may not be comparable to similarly titled measures of other companies.